UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2023

CALAVO GROWERS, INC.

(Exact name of registrant as specified in its charter)

California	000-33385	33-0945304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1141-A Cummings Road, Santa Paula, California	93060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 525-1245

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CVGW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference, as applicable.

Item 1.02 Termination of a Material Definitive Agreement

In connection with entry into the Credit Agreement described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” Calavo Growers, Inc. (the “Company”), repaid in full all outstanding indebtedness under its existing credit agreement, dated June 14, 2016 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Facility”).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 26, 2023 (the “Closing Date”), the Company and certain subsidiaries of the Company (collectively, the “Borrower”) entered into a credit agreement (the “Credit Agreement”) by and among, the Borrower, certain subsidiaries of the Company as guarantors, and Wells Fargo Bank, National Association, as agent and lender (“Agent”). The Credit Agreement provides for a revolving credit facility of up to $90.0 million (the “Revolving Loans”), along with an undrawn capex credit facility of up to $10.0 million (the “CapEx Loans”, and together with the Revolving Loans, the “New Credit Facility”).

The initial proceeds of the Revolving Loans were used to repay all outstanding amounts under the Company’s Existing Credit Facility and to pay related transaction fees and expenses, and following the Closing Date will be used for working capital and other general corporate purposes.  For a period of one year following the Closing Date, the Borrower may utilize the proceeds of the CapEx Loans to pay a certain percentage of the costs of certain equipment purchased by the Borrower.

Borrowings of the Revolving Loans under the Credit Agreement are asset based and will be subject to a borrowing base calculation that includes a certain percentage of eligible accounts receivable, inventory and equipment of the Borrower, less any reserves implemented by Agent in its permitted discretion; provided that the equipment based portion of such borrowing base calculation will reduce monthly following the Closing Date.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to an applicable margin, plus, at the Borrower's option, either a base rate or a secured overnight financing rate (“SOFR”) term rate (which includes a spread adjustment of 0.10% and is subject to a floor of 0.00%). The applicable margin is (i) for Revolving Loans, 0.50% for base rate borrowings and 1.50% for SOFR term rate borrowings, and (ii) for CapEx Loans, 1.00% for base rate borrowings and 2.00% for SOFR term rate borrowings.  The New Credit Facility matures on June 26, 2028 (the “Maturity Date”).

The Borrower may voluntarily prepay loans under the New Credit Facility, in whole or in part, without premium or penalty. Subject to the terms and conditions set forth in the Credit Agreement, the Borrower may be required to make certain mandatory prepayments prior to the Maturity Date.

The Credit Agreement contains negative covenants that, among other things, limit the Borrower's ability to: incur indebtedness; grant liens on its assets; enter into certain investments; consummate fundamental change transactions; engage in mergers or acquisitions or dispose of assets; enter into certain transactions with affiliates; make changes to its fiscal year; enter into certain restrictive agreements; and make certain restricted payments (including for dividends). Each of these limitations are subject to various conditions.  The Credit Agreement also contains a springing fixed charge coverage ratio financial covenant that is tested if the amount of the Revolving Loans available for the Borrower to borrow under the New Credit Facility is less than 10% of the total revolving credit facility.

The Credit Agreement also contains certain affirmative covenants and customary events of default provisions, including, subject to thresholds and grace periods, among others, payment default, covenant default, cross default to other material indebtedness, and judgment default.

The obligations of the Borrower under Credit Agreement are guaranteed by certain of the Company’s subsidiaries and secured by a pledge of all the assets of the Borrower and the guarantors, including all of the outstanding equity interests of each of the Company’s subsidiaries, subject to certain exceptions.

The foregoing description of the terms of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

The information described above under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” with respect to the limitation on the Company’s ability to declare dividends is hereby incorporated by reference into this Item 3.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Credit Agreement of the Borrower dated June 26, 2023
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calavo Growers, Inc.
June 30, 2023
	By:	/s/ Shawn Munsell
	Name:	Shawn Munsell
	Title:	Chief Financial Officer

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